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GETTY REALTY CORP.  ANNOUNCES THAT PRINCIPAL TENANT ACQUIRED BY OAO OIL COMPANY
LUKOIL AND LEASE AMENDED

JERICHO, N.Y., Nov. 3/PRNewswire/--Getty Realty Corp. (NYSE: GTY - news) announced today that its principal lessee, Getty Petroleum Marketing Inc. (NYSE:GMP - news) has agreed to be acquired by a U.S. subsidiary of Russia's largest vertically integrated oil company, OAO Oil Company LUKOIL (OTC Bulletin
Board: LUKOY - news), according to Leo Liebowitz, Chairman and Chief Executive Officer of Getty Realty Corp. The all-cash transaction valued at approximately $71 million, and is subject to customary regulatory approvals.

Getty Petroleum Marketing Inc. will continue to lease approximately 1,000 of Getty Realty Corp.'s retail gasoline stations and terminals under an amended and restated master lease agreement. The amended lease agreement provides, among other things, for a new noncancellable initial term of 15 years plus renewal options extending to 2049, and an immediate rent increase of 4% with annual 2% escalations thereafter. In addition, the amended lease contains new provisions providing for the exercise of renewals only on an "all or nothing" basis.
Realty has also agreed to provide limited environmental indemnification to Getty Petroleum Marketing Inc. with respect to terminals and compliance of the properties with local laws (with Realty's aggregate indemnification liability capped at a maximum of $5.6 million), as well as certain customary representations about the amended lease and the properties. The amended lease becomes effective only upon successful completion of LUKOIL's acquisition of Getty Petroleum Marketing Inc.

"We are delighted that our principal tenant will become part of a world-class, integrated oil company, possessing some of the largest proven reserves of any entity in the world. We are also pleased with the provisions of the amended lease," said Mr. Liebowitz. "The transaction may permit the Company to pursue conversion into a Real Estate Investment Trust. Should Getty Realty Corp. convert to a REIT, it will pay no corporate income taxes. Instead, it would have to pay at least 90% of its taxable income to its shareholders as dividends. Clearly, this transaction is a "win-win" for the shareholders of Getty Realty and our tenant."

Getty Realty Corp. is a real estate company specializing in service stations, convenience stores and petroleum marketing terminals. The company owns and leases approximately 1,100 properties in the Eastern United States.

Certain statements in this news release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance and achievement to be materially different from any future results, performance, or achievement expressed or implied by such forward-looking statements.